Exhibit 3.1


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                          SUTTER HOLDING COMPANY, INC.

                Under Section 242 of the Delaware Corporation Law

                  Pursuant to Sections 242 of the Delaware Corporation Law of the State of Delaware, the undersigned, being the Chief Executive Officer of Sutter Holding Company, Inc., a Delaware corporation (the "Corporation") does hereby certify the following:

                  FIRST:   The name of the Corporation is Sutter Holding
Company, Inc.

                  SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 30, 1999 under the corporate name of Shochet Trading.com, Inc.

                  THIRD: The Certificate of Incorporation of the Corporation is hereby amended to effect a change in the first sentence of Article Four thereof, relating to number of authorized shares that the Corporation shall have authority to issue, accordingly the first sentence of Article Four of the Certificate of Incorporation shall be deleted and amended to read in its entirety as follows:
                                  ARTICLE Four

                  "The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is Five Million (5,000,000) of which (i) Four Million Eight Hundred Seventy-Five Thousand (4,875,000) shall be Common Stock, par value $0.0001 per share, and (ii) One Hundred Twenty-Five Thousand (125,000) shall be Preferred Stock, par value $0.0001 per share."
                  FOURTH: The foregoing amendment to the Certificate of Incorporation of the Corporation was duly adopted by the Board of Directors and the Stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.


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                  IN WITNESS WHEREOF, the undersigned affirms as true the
foregoing under penalties of perjury, and has executed this Certificate this 26th day of January 2005.


                                          SUTTER HOLDING COMPANY, INC.



                                          By: /s/ R. MICHAEL COLLINS
                                              -------------------------
                                              Name: R. Michael Collins
                                              Title: President